UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): April 16, 2018

ASIA PACIFIC BOILER CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-176312	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Unit 10 & 11, 26th Floor, Lippo Centre, Tower 2, 89 Queensway Admiralty, Hong Kong
(Address of principal executive offices)

+852-3875-3362
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.01	Changes in Control of Registrant

Item 8.01	Other Items

On April 16, 2018, Mr Peijiang Chen acquired an aggregate of 25,000,000 issued and outstanding common shares of Asia Pacific Boiler Corporation. (“we”, “us”, “our”, the “Company”). The shares were acquired in a private transaction from our Chairman, Chief Executive Officer and Director, John Gong. The purchase price, which was paid with personal funds of the purchaser, was $0.01 per share or $250,000 in the aggregate.

The 25,000,000 common shares constitute approximately 63.61% of our issued and outstanding voting securities as at the date of this report. There are no arrangements or understandings among Peijiang Chen, John Gong, or any of their respective associates with respect to the election of directors or other matters pertaining to the Company. The current management team and board of Directors of the Company will be unchanged following the change in control.

Mr Peijiang Chen, aged 55, is a seasoned businessmen in China, and the Chairman and major shareholder of Wunong Asia Pacific Company Limited, a company incorporated in the People’s Republic of China. The company operates a leading C2F (customer to factory) e-commerce trading platform for ecological agricultural products in China. Wunong Asia Pacific Company Limited specializes in agricultural product trading, cultivation and breeding via its online platform with applications of block-chain technology.

The Company has entered into discussions to acquire the existing assets of Wunong Asia Pacific Company Limited, however no tentative or definitive agreement has been reached. Completion of any transaction will be subject to a number of conditions precedent, including the negotiation and completion of a definitive agreement, and satisfactory completion of due diligence by the parties, among others.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 25, 2018

ASIA PACIFIC BOILER CORPORATION

By:	/s/ John Gong Chin Ong
John Gong Chin Ong
Chairman, Chief Executive Officer, Director

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